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                                                                     EXHIBIT 5.1



                                 April 23, 1999


e.Digital Corporation
13114 Evening Creek Drive South
San Diego, California  92128

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel for e.Digital Corporation (the "Company") in connection with the preparation and filing of the Company's Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to 10,000,000 shares of the Company's Common Stock, $.001 par value (the "Common Stock"), issuable under the Company's 1994 Stock Option Plan.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Plan and of such other documents, corporate records, certificates of public officials and other instruments relating to the adoption and implementation of the Plan as we deemed necessary or advisable for purposes of this opinion.

     Based on the foregoing examination and subject to compliance with applicable state securities and "blue sky" laws, we are of the opinion that the shares of Common Stock issuable pursuant to the Plan are duly authorized and, when issued in accordance with the Plan, will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to all references therein to our firm.

                                        Very truly yours,



                                        HIGHAM, McCONNELL & DUNNING LLP
CCB:SEM